SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Sec.240.14a-12

                        INTERVEST BANCSHARES CORPORATION
                            ------------------------
                (Name of Registrant as Specified in its Charter)


                            ------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

               --------------------------------------------------------------
          2)   Aggregate number of securities to which transaction applies:

               --------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:

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          4)   Proposed maximum aggregate value of transaction:
                                                                ----------------
          5)   Total fee paid:
                               -------------------------------------------------

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                  ------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
                                                        --------------------
     3)   Filing Party:
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     4)   Date Filed:
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                        INTERVEST BANCSHARES CORPORATION
               ONE ROCKEFELLER PLAZA/NEW YORK, NEW YORK 10020-2002

               SUPPLEMENT TO PROXY STATEMENT DATED APRIL 15, 2006

     After the mailing of the Notice of Annual Meeting of Stockholders and accompanying proxy materials (the "Proxy Statement"), Barbara Hungerford filed an action in the Court of Chancery of the State of Delaware (the "Action"), individually and as a class action on behalf of holders of Class A Common Stock of Intervest Bancshares Corporation (the "Company"). The action challenges the proposed amendment and extension of warrants held by the Company's Chairman and Chief Executive Officer, which the stockholders of the Company have been asked to approve at the Annual Meeting of Stockholders to be held May 25, 2006.

     Although the Company denies any wrongdoing or liability, it has determined that it is in the best interests of the Company and its stockholders to reach a prompt and amicable settlement of the Action. Accordingly, the Company has entered into a Memorandum of Understanding with the plaintiff in the Action. The Memorandum provides, among other things, that: (i) if the amendments to the warrant are approved by the stockholders of the Company, the authority conferred by that approval on the directors will not allow an extension of the terms of the warrants beyond two years from their current expiration dates; (ii) in determining any incentive and/or bonus compensation of the Chairman, the Company's Compensation Committee will consider any extension of the warrants, the value of such extension to the Chairman and any related expense to the Company; and (iii) the Company will send this Supplement to the Company's stockholders. The parties have agreed to move forward with a Stipulation of Settlement and dismissal of the Action upon the terms of the Memorandum, provided that any such settlement is subject to approval by the Court of Chancery.

     As was indicated in the Proxy Statement, it is proposed that the warrants be amended to eliminate an early termination provision and to confer upon the Board of Directors the authority to extend the expiration dates of the warrants. The effect of the Memorandum is that no such extension will be for more than two years beyond the current expiration dates.

     By way of background, the Chairman holds warrants to purchase 501,465 shares of Class A Common Stock at an exercise price of $6.67 per share, warrants to purchase 145,000 shares of Class B Common Stock at an exercise price of $6.67 per share, and warrants to purchase 50,000 shares of Class B Common Stock at an exercise price of $10.00 per share. The Class A warrants expire on January 31, 2007 and the Class B Warrants expire on January 31, 2008. The warrants give the Chairman the right to purchase the underlying shares and may be exercised at any time, in whole or in part, prior to their expiration. The exercise price and the number of shares covered by the warrants are subject to adjustment upon occurrence of certain events, including stock dividends, stock splits and similar recapitalizations involving Class A Common Stock, or sales by the Company at prices less than the exercise price of the warrants. The warrants are transferable and, in the event of the Chairman's death or disability would be exercisable by his assigns.

     The Board believes that, insofar as the warrants continue to have value to the Chairman, it is an appropriate continuing element of his overall compensation. When and if the Chairman exercises the options, he will recognize taxable income equal to the difference between the fair market value on exercise and the exercise price and an extension will accommodate income and estate tax planning on the part of the Chairman.

     As was indicated in the Proxy Statement, the Company will record compensation expense in connection with any extension of the warrants. The precise amount will be determined based on the estimated fair value of the warrants immediately before and after any extension. The Company presently estimates that, based on formulas it expects to use to record the expense, if the warrants were to be extended each year for the full two years, then the Company would recognize an expense of approximately $200,000 in each of those two years. Upon exercise of the warrants, the Chairman will recognize ordinary taxable income in an amount equal to the difference between the fair market value on the exercise date and the exercise price. At that time, the Company will be entitled to a tax deduction in that amount.

     To the extent that you have already voted your shares and wish to change your vote, you may revoke your proxy at any time prior to the commencement of the meeting by: filing a written notice of revocation with the Secretary of the Company prior to the meeting; or delivering to the Secretary of the Company a duly executed proxy bearing a later date; or attending the meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.


May 15, 2006